CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of directors and Stockholders
Cecil Bancorp, Inc.
Elkton, Maryland

    We hereby consent to the incorporation by reference into the Registration statements on Numbers 333-35120 on Form S-3 and 333-159419, 333-153227 and 33-81374 on Form S-8 of Cecil Bancorp, Inc. and Subsidiaries (Cecil Bancorp) of our report dated March 19, 2012, relating to the consolidated balance sheets of Cecil Bancorp as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, which report is included in the December 31, 2011 annual report on Form 10-K of Cecil Bancorp.

Baltimore, Maryland
March 19, 2012